Exhibit 99.1

    STILLWATER MINING COMPANY ANNOUNCES REOPENING OF EAST BOULDER MINE AFTER
                                    WILDFIRE

     BILLINGS, Mont., Sept. 8 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC)

     Officials of Stillwater Mining Company announced this afternoon that full mining crews are returning to the East Boulder Mine effective with the evening shift on Friday. A limited crew has been in the mine since Thursday preparing the facility for resumption of mining operations. Restoring pumping and ventilation in the mine has taken longer than expected, delaying resumption of mining activities by about one additional shift.

     Sweet Grass County commissioners had issued a precautionary evacuation order on the evening of September 3rd as a result of a wildfire in the vicinity of the mine, prompting the Company to suspend operations there temporarily. The fire has posed no imminent threat to the East Boulder Mine itself, but smoke and shifting winds have created hazardous conditions along access roads to the mine.

     Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

SOURCE  Stillwater Mining Company
     -0-                             09/08/2006
    /CONTACT:  Dawn E. McCurtain of Stillwater Mining Company,
+1-406-373-8787, or Stillwater Mining Company Public Affairs, +1-406-373-8727/
     /Web site:  http://www.stillwatermining.com /
     (SWC)